UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2012

Resource Real Estate Opportunity REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 000-54369

Maryland	27-0331816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Commerce Square, 2005 Market Street, 15th Floor, Philadelphia, PA 19103

(Address of principal executive offices) (Zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(former name or former address , if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Stock Distribution

On November 15, 2012, the board of directors of Resource Real Estate Opportunity REIT, Inc. (the “Company,” “we,” “our,” or “us”) authorized a stock distribution of 0.0075 shares of our common stock, $0.01 par value per share (“Common Stock”), or 0.75% of each outstanding share of Common Stock to the stockholders of record at the close of business on December 31, 2012. Such stock distribution is to be paid on January 15, 2013.

We believe that the stock distribution should be a tax-free transaction for U.S. federal income tax purposes under Section 305(a) of the Internal Revenue Code of 1986, as amended, and the adjusted tax basis of each share of “old” and “new” Common Stock should be computed by dividing the adjusted tax basis of the old Common Stock by the total number of shares, old and new. The holding period of the Common Stock received in such non-taxable distribution is expected to begin on the date the taxpayer acquired the Common Stock which is the date that the distribution was made. Stockholders should consult their own tax advisors regarding the tax consequences of this stock distribution.

Cash Distribution

Additionally, on November 15, 2012, our board of directors authorized a special cash distribution in the amount of $0.075 per share of Common Stock to stockholders of record as of the close of business on December 31, 2012. We expect to pay this distribution on January 15, 2013. The distribution will be paid in cash or, for investors enrolled in our distribution reinvestment plan, reinvested in additional shares of Common Stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

Dated: November 15, 2012	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer (Principal Executive Officer)